Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Executive Vice President & CFO 617.926.1551 pmarshall@panacos.com

Panacos Reports Third Quarter Results for 2005

Watertown, MA (October 27, 2005) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC) (“Panacos” or “the Company”), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the quarter ended September 30, 2005.

Business Highlights

The Company recently:

•	Announced positive results from a Phase 2a study of its lead product candidate, PA-457, a first-in-class HIV maturation inhibitor. The trial met its primary endpoint by demonstrating a statistically significant reduction (p<0.0001) in the level of HIV in the blood, known as viral load, compared to placebo, with a median viral load reduction in the highest dose group of 1.03 log10, or a 91% decrease.

•	Completed a common stock offering of 8.25 million shares, with approximately $81.0 million in net proceeds to the Company. These funds, together with existing cash and cash equivalents, should be sufficient to enable Panacos to fund operations into the second half of 2007.

•	Changed the Company name to “Panacos Pharmaceuticals, Inc.” to reflect the Company’s long-term focus on developing small-molecule therapeutic products for HIV and other major viral diseases.

•	Appointed Peyton J. Marshall as Executive Vice President and Chief Financial Officer, strengthening its management team.

Financial Highlights

For the third quarter of 2005, Panacos reported a net loss of $5.8 million or $0.15 per share versus a net loss of $2.6 million which resulted in a $2.20 net loss per share for the third quarter of 2004.

Revenue from research funding in the third quarter of 2005 declined $0.2 million to $0.1 million, versus $0.3 million for the third quarter of 2004 as a result of lower NIH grant funding in 2005 and completion of other NIH grants in the second quarter of 2005. Research and development spending in the third quarter of 2005 increased to $3.8 million from $2.5 million in the third quarter of 2004, primarily as a result of increased PA-457 development expenses, other infrastructure expenses, and expenses associated with closing out the INACTINE program. General and administrative spending in the third quarter of 2005 increased to $2.2 million from $0.5 million in the third quarter of 2004, primarily as a result of adding the public company infrastructure of V.I. Technologies as a result of the merger.

Unrestricted cash and cash equivalents were $13.1 million at September 30, 2005. During the third quarter of 2005, warrants to purchase 1.3 million shares of the Company’s common stock were exercised raising gross proceeds of approximately $3.2 million. As of September 30, 2005 the Company had approximately 40.9 million shares outstanding. The Company also filed a second shelf registration statement on Form S-3 in the third quarter of 2005 with the Securities and Exchange Commission. Subsequent to the end of the third quarter, the Company completed a common stock offering of 8.25 million shares, resulting in approximately $81.0 million in net proceeds to the Company.

“During the third quarter, we announced the results of our Phase 2a clinical trial of PA-457, our once-daily oral maturation inhibitor for treatment of HIV, which we believe validate maturation inhibition as a target for HIV drug discovery and position PA-457 for late-stage clinical development,” said Dr. Samuel Ackerman, President and CEO of Panacos. “Earlier this month we completed a successful stock offering that will fund substantial further development of PA-457 and our other programs. We look forward to initiation of the Phase 2b study of PA-457 during the first half of next year.”

Panacos will hold a conference call today to discuss the third quarter results at 4:30 PM (EDT). The conference call may be accessed by dialing 877-707-9628 (domestic) or 785-832-1508 (international). A replay of the conference call will be available until

Thursday, November 3, and may be accessed by dialing 800-757-4761 (domestic) or 402-220-7215 (international).

The merger between V.I. Technologies, Inc. and the former Panacos Pharmaceuticals, Inc. closed in March, 2005. Although V.I. Technologies was the surviving company in the merger, for accounting purposes the transaction is considered a “reverse merger” under which the former Panacos is considered the acquirer of V.I. Technologies, Inc. Accordingly, 2004 results and share counts used for comparison with 2005 reflect historical information of the former Panacos.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ lead candidate, PA-457, is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. By targeting a novel step in the virus life cycle, maturation inhibitors are designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. Drug resistance is the most pressing problem in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies focus on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to the timing of commencement of the Phase 2b study of PA-457 and the progress in PA-457’s clinical development are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial Tables Follow)

PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues:
Research funding	$148	$339	$882	$834
Operating expenses:
Research and development costs	3,847	2,464	12,759	6,730
General and administrative expenses	2,162	519	5,880	1,564
In-process research and development	—	—	19,417	—
Impairment charge	—	—	13,773	—

Total operating expenses	6,009	2,983	51,829	8,294

Loss from operations	(5,861)	(2,644)	(50,947)	(7,460)
Interest (income) expense, net	(86)	(17)	(208)	86
Other expense, net	19	—	4	—

Net loss	(5,794)	(2,627)	(50,743)	(7,546)
Accretion of preferred stock dividends	—	568	—	1,350

Net loss available to common stockholders	$(5,794)	$(3,195)	$(50,743)	$(8,896)

Basic and diluted net loss per share	$(0.15)	$(2.20)	$(1.71)	$(11.15)
Weighted average shares used in calculation of basic and diluted net loss per share	39,785	1,452	29,702	798

PRO FORMA
Net loss	$(5,794)	$(2,627)	$(50,743)	$(7,546)

Pro forma basic and diluted net loss per share	$(0.15)	$(0.12)	$(1.45)	$(0.43)
Pro forma weighted average shares used in calculation of basic and diluted net loss per share	39,785	22,744	35,083	17,748

NOTE:

PRO FORMA calculation eliminates accretion of preferred stock dividends and assumes conversion of preferred stock to common stock on the dates the preferred stock was issued

PANACOS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2005	December 31, 2004
Cash and cash equivalents	$13,106	$4,879
Restricted cash, current and long-term	796	125
Other current assets	501	342
Property and equipment, net	2,458	310
Other assets	366	675

Total assets	$17,227	$6,331

Accounts payable and accrued expenses	$6,195	$2,613
Deferred rent	141	81
Term debt obligations	538	164
Redeemable preferred stock	—	29,919
Stockholders' equity	10,353	(26,446)

Total liabilities, redeemable preferred stock and stockholders' equity	$17,227	$6,331